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                  CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR


         I hereby consent to the use of my name and any references to me as a person expected to be appointed as a director of Westlake Chemical Corporation, a Delaware corporation (the "Company"), in the Registration Statement of the Company on Form S-1, and any and all amendments or supplements thereto, to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, amended.


Dated:  July 16, 2004


                                             /s/ GILBERT R. WHITAKER, JR.
                                             ----------------------------
                                             GILBERT R. WHITAKER, JR.